November 21, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                         Gentle Dental Service Company
                         -----------------------------

We have read Item 4 of Gentle Dental Service Corporation's Form 8-K dated November 21, 1997 and are in agreement with the statements contained in the first paragraph therein.

Yours very truly,

PRICE WATERHOUSE LLP

Price Waterhouse LLP